Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 30, 2007, is entered into by and between Black Elk Energy, LLC, a Texas limited liability company (the “Company”), and John G. Hoffman, an individual residing in Houston, Texas (“Employee”).

WHEREAS, the Company wants to employ Employee, and Employee wants to be employed by the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Employee hereby agree as follows:

1. Employment. The Company agrees to employ Employee, and Employee agrees to continue his employment by the Company, upon the terms and subject to the conditions herein provided.

2. Term. The employment of Employee will be for a period (referred to herein as the “Employment Term”) commencing on the date of this Agreement and ending on ninety (90) days from the date hereof, unless extended by the Company, in its sole discretion, provided that if this Agreement is extended past the first year, then the earliest of (i) three (3) years from the initial date of this Agreement or any extension that is in effect thereafter, or (ii) the date of termination of Employee’s employment pursuant to Section 5 hereof (“Termination Date”).

3. Position and Duties.

(a) Position. During the Employment Term, Employee will serve as the President and Chief Executive Officer of the Company and in such other capacities as the Board of Managers of the Company (the “Board”) may designate from time to time, expressly provided that the Board may not materially diminish or reduce the Employee’s duties and privileges hereunder. In such capacities, Employee will have such duties, functions, responsibilities and authority customarily associated with the positions Employee holds, and subject to the description of the Employee’s dutied and metrics for those duties as set forth on Exhibit A hereto, and further subject to any applicable restrictions imposed by the Bylaws of the Company and to the directives of the Board.

(b) Duties. During the Employment Term, Employee will devote substantially all of his time, skill and attention to the business and affairs of the Company, and in furtherance of the business and affairs of the Company, except for usual, ordinary and customary periods of vacation and absence due to illness or other disability; provided, however, that Employee may devote reasonable periods of time in connection with the following activities, if such activities do not substantially interfere with the performance of Employee’s duties and services hereunder, do not violate any other provisions of this Agreement and do not consume more than 10% of Employee’s working hours:

(i) serving as a director, officer or member of a committee of any organization, if serving in such capacity does not involve any conflict with the business of the Company and such organization is not in competition in any manner whatsoever with the business of the Company;

(ii) fulfilling speaking engagements; and

(iii) engaging in charitable and community activities.

4. Compensation and Related Matters.

(a) Base Salary. Employee will be paid a base salary at the rate of $300,000 per annum, to be paid on a bi weekly basis, less statutory payroll deductions, payable in accordance with the payroll practices adopted by the Company. After the first anniversary of the date of this Agreement, the base salary may be reviewed periodically and increases in such base salary may be granted at the sole discretion of the Board.

(b) Benefits. Employee will, during the Employment Term

be eligible to participate in any life insurance, medical, disability and any other employee benefit plans, or any incentive pay, deferred compensation, profit-sharing or retirement plans of the Company that may be in effect, from time to time, to the extent such plans are generally available to other executive officers of the Company.

(c) Vacations. Employee, during each twelve-month period of the Employment Term, will be entitled to four (4) weeks vacation, holidays and other paid or unpaid leaves of absence consistent with the Company’s normal policies.

(d) Expenses. Employee will be reimbursed for reasonable expenses for travel and entertainment as described in the Company’s policies and only as approved by the Company in advance of expenditure, incurred in the performance of his duties and services hereunder and in furtherance of the business of the Company. Expenses will only be reimbursed upon presentation by Employee of an itemized account, accompanied by appropriate receipts sufficient to enable the Company to meet Internal Revenue Service documentation standards for deductibility of such expense.

(e) Education. Licenses and Training. Subject to Subsection (d) above:

(i) the Company will reimburse in full all reasonable costs associated with any job-related education or any continuing professional education required for Employee to maintain any licenses or certifications; and

(ii) the Company will pay all reasonable fees for licenses, certifications or memberships in professional organizations.

(f) Company Agreement. Employee is a party to the Company Agreement of the Company, and all membership interests owned by Employee in the Company will be subject to its terms and conditions.

5. Termination of Employment.

(a) Employee’s employment hereunder:

(i) will automatically terminate upon the death. Disability, voluntary resignation or retirement of Employee; and for purposes hereof, “Disability,” means a physical or mental disability or other incapacity which renders the Employee unable to perform his/her duties for 180 consecutive days or for an aggregate of more than six (6) months in any twelve (12) month period;

(ii) may be terminated by the Employee at any time:

(A) after a material breach by the Company of any material provision of this Agreement which, if correctable by the Company, remains uncorrected for thirty (30) days following written notice of such breach to the Company from the Employee; or

(B) Upon a Change of Control (as defined below);

(iii) may be terminated by the Company, at any time until January 31, 2008, and thereafter, upon ten (10) days’ written notice, for “cause”, which will mean by reason of any of the following:

(A) Employee’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to the Company (whether or not for personal gain) or involving acts of theft fraud or embezzlement:

(B) willful and intentional misuse or diversion of any of the Company’s funds;

(C) embezzlement; or

(D) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to the Company.

(b) Upon termination of Employee’s employment upon termination by the Employee pursuant to Section 5(a)(ii), above, the Employee will be entitled to receive, and Company will pay. a lump sum severance compensation in an amount equal to one year’s annual base salary of the Employee, plus benefits for one year that Employee may be entitled to receive pursuant to Subsection 4(b) above. Upon termination pursuant to Section 5(a)(i), or by Company pursuant to Section 5(a)(iii), above, the Company will pay all amounts of salary and benefits due through the date of termination.

(c) Change of Control, for the purposes of this Agreement means (i) upon (A) the sale, lease or other disposition of all or substantially all of the assets of the Company or (B) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, provided that a “Change of Control” shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company.

6. Business Opportunities and Intellectual Property; Non-Compete; Non-Solicitation. Employee acknowledges that in the course of his employment hereunder and performance of services on behalf of the Company he will have access to confidential and proprietary business opportunities, economic and trade secrets and relationships of the Company. Therefore, in consideration of this Agreement, Employee hereby agrees as provided below in this Section 6.

(a) Employee hereby assigns and agrees to assign to the Company and its successors, assigns or designees, all of Employee’s right, title and interest in and to all Business Opportunities and Intellectual Property (as defined below), and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company.

For purposes hereof “Business Opportunities” will mean all business ideas, prospects, proposals, products or other opportunities pertaining to solicitation, service and retention of clients of the Company that are developed by Employee during the Employment Term, or originated by any third party and brought to the attention of Employee during the Employment Term, together with information relating thereto.

For purposes hereof “Intellectual Property” will mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Employee prior to the date of this Agreement), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which the Employee discovers, conceives, invents, creates or develops, alone or with others, during the Employment Term, if such discovery, conception, invention, creation or development (A) occurs in the course of the Employee’s employment with the Company, or (B) occurs with the use of any of the Company’ time, materials or facilities, or (C) in the opinion of the Board, relates or pertains in any material way to the Company’ purposes, activities or affairs.

(b) Non-Compete Obligations During Employment Term. Employee agrees that during the Employment Term, Employee will not, other than through the Company, engage or participate in any manner, whether directly or indirectly through any family member or as an employee, employer, consultant, agent, principal, partner, more than one percent shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is engaged in the business of acquiring or developing oil and gas properties.

(c) Non-Solicitation Obligations During Employment Term. The Employee will not, during the period commencing on the date hereof, and for one year from the Termination Date with Company (the “Non-Solicitation Period”) for any reason solicit, entice, persuade or induce, directly or indirectly, on Employee’s own account or as an agent, stockholder, owner, employee, employer or otherwise:

(1) any business from (A) any current clients or customers of the Company, or (B) any potential clients or customers of Company that Employee may have contacted or been assigned to during the Term hereof; or

(2) any employees, consultants, agents, representatives or any other person who is under contract with or rendering services of the Company to (A) terminate his or her employment by, or contractual relationship with, the Company, (B) refrain from extending or renewing the same (upon the same or new terms), (C) refrain from rendering services to or for the Company, (D) become employed by or to enter into contractual relations with any persons other than the Company, or (E) enter into a relationship with a competitor of the Company.

(d) Non-Disparagement Obligations. Employee agrees not to engage in any conduct or make any statements which are critical of the Company, or any of the employees, officers, directors or other persons regarding, relating to or in connection with Employee’s employment, or if applicable, the termination of Employee’s employment or Employee’s separation from the Company

(e) Confidentiality Obligations. In connection with Employee’s employment with the Company, Company is furnishing certain information and trade secrets to Employee that are non-public, confidential or proprietary in nature (the “Information”). The term Information means information or data in any form or medium, tangible or intangible, relating to the business of the Company that is actually disclosed by the Company to the Employee, whether before or after the date of this Agreement, including, without limitation, information concerning (i) names, addresses, electronic mail addresses and telephone, telex and facsimile numbers of employees, consultants, clients, customers and any other person or entity related to the business of the Company; (ii) information of a technical nature such as trade secrets, patents, product specifications, data, know-how, formulas, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, innovations, improvements, past, current and planned research and development, computer software and programs (including object code and source code), and database technologies, systems, structures and architectures; (iii) information of a business nature, such as marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, information and data concerning costs, profits, market share, sales, current or planned service methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, or information regarding suppliers or lenders; (iv) notes, photographs or memoranda related to the preceding subparts (i), (ii) and (iii); (v) information generated or derived by the Employee that contains, reflects or is derived from any of the Information described above; and (vi) any other information obtained from the Company that is not known to the public.

The term “Information” does not include information which (1) has been or may in the future be publicly available through no fault of the Employee and not in violation of the rights of the Company; (2) prior to disclosure by the Company is known to or is within the legitimate possession of the Employee; (3) is received in good faith by the Employee from any third party without notice of any restriction against its further disclosure; (4) is independently developed by persons who have not had access to or knowledge of the Information; (5) is not considered confidential by the Company; or (6) must be produced under applicable law or an order of court of competent jurisdiction.

(i) Written Information considered by the Company as confidential or proprietary and provided to him need not be clearly marked in a conspicuous place to be considered as confidential or proprietary. Company will use its best efforts to mark Written Information as confidential or proprietary. Oral information delivered by the Company shall also be confidential or proprietary pursuant to the terms of this Agreement.

(ii) In consideration of Company disclosing the Information to him. Employee agrees to keep the Information strictly confidential and shall not disclose the Information without the prior written consent of Company to any person, including any corporations, divisions, subsidiaries, associates, employees, directors, officers, guarantors, counsel, agents and consultants (collectively, “Representatives”) of the Employee who are not directly involved in the business of the Company and shall not be used by him or his Representatives other than in connection with business of the Company. The Information shall remain at all times the property of Company, and no license is granted hereby.

(iii) Employee agrees that within three (3) business days of Company’s request, all copies of the Information in any form whatsoever, including any electronic formats, (including, but not limited to any reports, memoranda or other materials prepared by Employee or at his direction) will be returned by him to Company, and he shall provide a certificate to Company that all Information has been returned.

(iv) In the event that Employee or anyone to whom he supplies the Information receives a request to disclose all or any part of the Information, including any request under the terms of a subpoena or governmental body. Employee agrees to (A) immediately notify Company of the existence, terms and circumstances surrounding such a request; (B) consult with Company on the advisability of taking legally available steps to resist or narrow such request; and (C) if disclosure of such Information is required, furnish only that portion of the Information which, in the written opinion of counsel of Company, Employee is legally compelled to disclose, and to exercise commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed Information that Company so designates.

(v) Neither the Company nor any of its Representatives has made or makes any representation or warranty as to the Information’s accuracy or completeness. Employee agrees that neither Company nor its Representatives shall have any liability to him or any of his Representatives resulting from the provision or use of the Information.

7. Prior Agreements. Employee represents to Company: (i) that there are no restrictions, agreements or understandings whatsoever to which he is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (ii) that his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound, and (iii) that he is free and able to execute this Agreement and to enter into employment by the Company.

8. Divisibility of Agreement. In the event that any term, condition or provision of this Agreement is for any reason rendered void, all remaining terms, conditions and provisions will remain and continue as valid and enforceable obligations of the parties.

8. Notices. Any notices or other communications required or permitted to be sent hereunder will be in writing and will be duly given if personally delivered or sent postage pre-paid by certified or registered mail, return receipt requested, to each party as follows:

(a) to the Company:	Black Elk Energy, LLC 1710 Dairy Ashford, Suite 212 Houston, Texas 77077 Attn: James F. Hagemeier

(b) to the Employee:	John G. Hoffman 21219 Ganton Drive Katy, Texas 77450

Either party may change his or its address for the sending of notice to such party by written notice to the other party sent in accordance with the provisions hereof.

9. Complete Agreement. This Agreement contains the entire understanding of the parties with respect to the employment of Employee and supersedes all prior arrangements or understanding with respect thereto and all oral or written employment agreements or arrangements between the Company and Employee. This Agreement may not be altered or amended except in a writing duly executed by both parties.

10. Assignment. This Agreement is personal and non-assignable by Employee. It will inure to the benefit of any corporation or other entity with which the Company will merge or consolidate or to which the Company will sell all or substantially all of its assets and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate will merge or consolidate or which will acquire all or substantially all of the assets of such affiliate.

11. Counterparts. This Agreement may be executed in counterparts, each of which will be an original and all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

COMPANY: BLACK ELK ENERGY, LLC

By:	/s/ James F. Hagemeier
James F. Hagemeier, Vice President

EMPLOYEE

/s/ John G. Hoffman
Name: John G. Hoffman, Individually